Exhibit 99.3

FOUR OAKS FINCORP, INC.
SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK
DISTRIBUTED TO SHAREHOLDERS
OF FOUR OAKS FINCORP, INC.
[●], 2014
To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Four Oaks Fincorp, Inc. (“we”, “us”, “our” or the “Company”) of an aggregate of 26,633,385 shares of common stock, par value $1.00 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (the “Recordholders”) of shares of Common Stock at 5:00 p.m., Eastern Time, on [●], 2014 (the “Record Date”). The Rights Offering, Rights and Common Stock are described in the offering prospectus dated [●], 2014 (the “Prospectus”).

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [●], 2014, unless the Company extends the Rights Offering period for up to 30 days until [●], 2014 (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow the holder thereof to subscribe for three shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.00 per full share (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, it would receive 100 Rights and would have the right to purchase 300 shares of Common Stock for the Subscription Price pursuant to its Basic Subscription Privilege.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an oversubscription privilege (the “Oversubscription Privilege”) to purchase a portion of any shares of Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Privilege (the “Unsubscribed Shares”), subject to the commitment by, and right of first refusal in favor of, the standby investor and certain other limitations described in the Prospectus. The Oversubscription Privilege will only be offered for an aggregate number of shares that, when combined with the number of shares purchased pursuant to the shareholders’ Basic Subscription Privilege and by the standby investor, does not exceed 24,000,000 shares. If oversubscription requests exceed the number of shares of Common Stock available, we will allocate the available shares of Common Stock pro rata among the shareholders exercising the Oversubscription Privilege by multiplying the number of shares validly requested by each shareholder through the exercise of its Oversubscription Privilege by a fraction that equals (x) the number of shares available to be issued through the Oversubscription Privilege divided by (y) the total number of shares requested by all shareholders through the exercise of their Oversubscription Privilege.

Other than the standby investor, a person or entity, together with related persons or entities, may not exercise Rights (including the Oversubscription Privilege) to purchase shares of Common Stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 5% or more of the issued and outstanding shares of Common Stock following the Rights Offering, or that would otherwise require regulatory approval. In addition, notwithstanding any other information presented herein or in the Prospectus, we do not intend to accept any subscriptions pursuant to the Basic Subscription Privilege or the Oversubscription Privilege if we believe such subscriptions or oversubscriptions may have an unfavorable effect on our ability to preserve our net operating loss carryforwards deferred tax asset.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Privilege and Oversubscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Time, if a Recordholder wishes to maximize the number of shares it purchases pursuant to the Recordholder’s Oversubscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock that may be available to the Recordholder, assuming that the Recordholder fully exercises its Basic Subscription Privilege and is allotted the full amount of its Oversubscription Privilege as elected by the Recordholder. Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege and Oversubscription Privilege will be eliminated by rounding down to the nearest whole share, with the total Subscription Price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will only honor an Oversubscription Privilege to the extent, subject to certain limitations, sufficient shares of Common Stock are available following the exercise of Rights under the Basic Subscription Privilege and the standby investor’s purchase of Common Stock as described in the Prospectus.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Oversubscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Oversubscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it and the Recordholder’s excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount the Recordholder actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Oversubscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Oversubscription Privilege.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instructions;

3.	Beneficial Owner Election Form;

4.	Nominee Holder Certification;

5.	Notice of Tax Information; and

6.	A return envelope addressed to Registrar and Transfer Company, the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed Nominee Holder Certification and Beneficial Owner Election Form, with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Nominee Holder Certification and Beneficial Owner Election Form with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Recordholder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire and will no longer be exercisable.

Additional copies of the enclosed materials may be obtained by contacting Registrar and Transfer Company at 800-368-5948 or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the Rights Offering should be directed to Registrar and Transfer Company.

Very truly yours,

Four Oaks Fincorp, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FOUR OAKS FINCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.